Exhibit 99.1

Unique Fabricating, Inc. Reports Fourth Quarter and Full Year 2019 Financial Results

Auburn Hills, MI - March 26, 2020 -- Unique Fabricating, Inc. ("Unique Fabricating” or the "Company”) (NYSE American: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the automotive and industrial market, today announced its financial results for the fiscal year and fourth quarter ended December 29, 2019.

Fourth Quarter 2019 Financial Results

•	Net sales of $35.6 million compared to $39.8 million in the fourth quarter of 2018

•	Net income of $0.0 million or $0.00 per basic and diluted share compared to a net loss of ($0.2) million or ($0.02) per basic and diluted share in the fourth quarter of 2018.

•	Restructuring charges of $1.0 million primarily related to the closing of the Company’s Evansville, Indiana and Bryan, Ohio plants.

•
Adjusted EBITDA of $4.4 million excluding, among other things, the $1.0 million in restructuring expense, compared to $3.4 million in the fourth quarter of 2018 in which no restructuring expense was incurred. (1)

•
Total debt reduced by $3.3 million to $47.5 million as of December 29, 2019 compared to $50.8 million as of September 29, 2019 and $55.9 million as of December 30, 2018, as the Company utilized an increase in operating cash generated from higher earnings and decreased use of working capital due to improved inventory and accounts receivable management.

Full Year 2019 Financial Results

•	Net sales of $152.5 million compared to $174.9 million in 2018.

•
Net loss of ($9.1) million or ($0.93) per basic and diluted share including a non-cash impairment charge related to Goodwill of ($6.8) million or ($0.70) per basic and diluted share compared to $3.7 million net income or $0.38 per basic and $0.37 per diluted share in 2018.

•	Adjusted EBITDA of $13.2 million excluding $2.8 million in restructuring expense compared to $17.1 million in 2018, excluding $1.2 million in restructuring expense. (1)

•	Total debt reduced by $8.4 million to $47.5 million as of December 29, 2019 from $55.9 million as of December 30, 2018.

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

“The increase in our fourth quarter adjusted EBITDA to $4.4 million is a clear indicator that the comprehensive cost reduction and organization alignment activities both completed, and in-process are having the intended impact on the business,” said Doug Cain, President & CEO. “In the almost six months since joining Unique Fabricating, the Unique team has been executing our comprehensive plans to strengthen the organization, reduce debt, improve operating margins, increase capacity utilization, and aggressively gain market share. As we have reached the end of our restructure and stabilize phase, I am convinced that our ‘Boldly Back on Track’ initiative has been fully embraced by all levels of the organization and that our ambitious targets are achievable as we continuously look for improvement and growth opportunities. We enter 2020 with a talented and motivated leadership team and organization, a lean cost-efficient structure, and a clear focus on the key drivers for profitable growth.”

Coronavirus Update

Due to the ongoing COVID-19 outbreak with its uncertain near, mid, and longer-term impacts on the Company, our customers, our suppliers, and the industries we serve, we are executing a comprehensive set of actions to prudently manage our resources while keeping our customers supplied with the products they continue to require.
While demand in the automotive segment has been reduced for an indeterminate period, we continue to have customer orders across our various markets and in all our plants. Currently, we are operating our facilities.
We are following the guidelines provided by the various governmental entities in the jurisdictions where we operate and are taking additional measures to protect our employees.
Considering the current decline in demand, we are modifying our shift schedules and plant employee counts, limiting our raw material ordering, and restricting all discretionary spending.
As our supply base is almost exclusively North American, we have not yet seen disruptions in our supply chain.
Due to the inherent uncertainty of the unprecedented and rapidly evolving situation including the duration of the actions taken by the various customers and governments, we are unable to determine the full impact of the COVID-19 situation on our future operations.

Fourth Quarter Financial Summary

Net sales for the quarter ended December 29, 2019 decreased to $35.6 million, down 10.6% or $4.2 million from $39.8 million during the same period last year. The decrease included the loss of net sales of $2.9 million related to several customer platform cancellations plus the end of life for three major program platforms, where the Company did not win the successor business or customers made a change eliminating the Company’s product on the platform. We also experienced a $1.0 million loss in sales due to a general decline in industry production volumes and a net sales loss of $0.3 million from a combination of the Fort Smith, Arkansas and Evansville, Indiana plant closures and discontinued work with several major air conditioning customers.

Gross profit for the quarter ended December 29, 2019 was $7.8 million, or 21.9% of total net sales, compared to $8.5 million, or 21.4% of net sales, for the corresponding period last year.

Restructuring expense for the quarter ended December 29, 2019 of $1.0 million was primarily related to the previously announced closure of the Company’s Evansville, Indiana and Bryan, Ohio plants compared to no restructuring expense incurred in the same period last year.

Net income for the quarter ended December 29, 2019 was $0.0 million, or $0.00 per basic and diluted share, compared to a net loss of ($0.2) million, or ($0.02) per basic and diluted share, in the fourth quarter of 2018. The improvement in net income for the period was primarily due to the impact of the comprehensive cost reduction and organizational alignment activities offsetting lower net sales.

Adjusted EBITDA for the fourth quarter of 2019 was $4.4 million compared to $3.4 million in the fourth quarter of 2018. This increase is the result of multiple cost reduction activities that began in early 2019 and accelerated in the fourth quarter. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Full Year 2019 Financial Summary

Net sales for the year ended December 29, 2019 were $152.5 million, down 12.8%, or $22.4 million, from $174.9 million during 2018. The decrease included $11.7 million of net sales related to end of life for three major program platforms, where the Company did not win the successor business or customers made a change eliminating the Company’s product on the platform, and several other customer platform cancellations. We also experienced a $5.5 million sales loss from the Fort Smith, Arkansas and Evansville, Indiana plant closures and discontinued work with major air conditioning customers. In addition, general industry production declines and other customer sourcing decisions negatively impacted revenue by $5.2 million.

Gross profit for the full year 2019 was $31.5 million, or 20.7% of net sales, compared to $39.3 million, or 22.4% of net sales, for 2018. The decrease in gross profit was primarily related to the decline in net sales and corresponding contribution margin combined with a negative $1.7 million inventory allowance adjustment in the third quarter of 2019.

Restructuring expense for 2019 was $2.8 million with $1.8 million due to the closing of the Company’s Evansville, Indiana and Bryan, Ohio facilities and the other $1.0 million due to compensation related salaried restructuring charges of $1.0 million. This compares to $1.2 million of restructuring expense related to the closure of Fort Smith, Arkansas and Port Huron, Michigan plants in 2018.

Inclusive of the $11.3 million in non-recurring charges, net loss for 2019 was ($9.1) million, or ($0.93) per basic and diluted share, compared to net income of $3.7 million, or $0.38 per basic share and $0.37 diluted share, in 2018. The net loss for the period was primarily due to lower sales resulting in a gross profit decline, a Goodwill impairment charge of $6.8 million, restructuring expense of $2.8 million as described above, and an increased interest expense of $0.5 million. Despite lower debt outstanding, higher interest rates, and a non-cash unfavorable mark-to-market charge of $0.6 million recognized on an interest rate swap caused the increase in 2019 interest expense compared to 2018. These negative impacts were partially offset by a $3.0 million reduction in SG&A.

Adjusted EBITDA for 2019 was $13.2 million compared to $17.1 million for 2018. The decrease is primarily a result of lower sales and the corresponding contribution margin loss combined with the $1.7 million inventory allowance adjustment which were partially offset by a $3.0 million reduction in SG&A. Refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Balance Sheet Summary

As of December 29, 2019, the Company had approximately $0.7 million in cash and cash equivalents, compared to December 30, 2018 when the Company had $1.4 million in cash and cash equivalents. Total debt outstanding as of December 29, 2019 was $47.5 million compared to $50.8 million as of September 29, 2019 and $55.9 million as of December 30, 2018, as operating cash generated from earnings and from improved inventory and accounts receivable management was used to pay down outstanding debt during the year.

Under its $30 million Revolving Line of Credit as of December 29, 2019, the Company had unused net liquidity of $6.8 million which is sufficient to operate the business effectively.

Results Conference Call

Unique Fabricating will host a conference call and live webcast to review the quarterly results and provide a corporate update today at 9 a.m. Eastern Time. To access the call, please dial 877-407-8133 (toll free) or 201-689-8040 (international) and if requested, reference conference ID 33811. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com.

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12 p.m. ET on March 26, 2020 until 9 a.m. ET on April 9, 2020 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the pin number 33811.

About Unique Fabricating, Inc.

Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.

About Non-GAAP Financial Measures

We present Adjusted EBITDA in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock awards, goodwill impairment, non-recurring integration expense, transaction fees related to our acquisitions, restructuring expenses, and one-time consulting and licensing ERP system implementation costs as we implement a new ERP system at all locations. We believe that Adjusted EBITDA is a useful performance measure used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual result against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2019 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 29, 2019 filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

Investor Contact:
FNK IR
Rob Fink

UNIQUE FABRICATING, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Fifty-Two Weeks Ended December 29, 2019	Fifty-Two Weeks Ended December 30, 2018	Fifty-Two Weeks Ended December 31, 2017
Net sales	$152,489	$174,910	$175,288
Cost of sales	120,981	135,575	135,234
Gross profit	31,508	39,335	40,054
Selling, general, and administrative expenses	26,751	29,781	29,767
Impairment of goodwill	6,760	—	—
Restructuring expenses	2,752	1,156	—
Operating (loss) income	(4,755)	8,398	10,287
Non-operating (expense) income
Other (expense) income, net	11	(59)	79
Interest expense	(4,287)	(3,778)	(2,746)
Total non-operating expense, net	(4,276)	(3,837)	(2,667)
(Loss) income – before income taxes	(9,031)	4,561	7,620
Income tax expense	37	862	1,133
Net (loss) income	$(9,068)	$3,699	$6,487
Net (loss) income per share
Basic	$(0.93)	$0.38	$0.67
Diluted	$(0.93)	$0.37	$0.66
Cash dividends declared per share	$0.05	$0.60	$0.60

UNIQUE FABRICATING, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	December 29, 2019	December 30, 2018
Assets
Current assets
Cash and cash equivalents	$650	$1,410
Accounts receivable – net	24,701	30,831
Inventory – net	13,047	16,286
Prepaid expenses and other current assets:
Prepaid expenses and other	2,108	2,511
Refundable taxes	1,049	983
Assets held for sale	1,003	—
Total current assets	42,558	52,021
Property, plant, and equipment – net	23,415	25,078
Goodwill	22,111	28,871
Intangible assets– net	11,625	15,568
Other assets
Investments – at cost	1,054	1,054
Deposits and other assets	226	199
Deferred tax asset	679	496
Total assets	$101,668	$123,287
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,324	$11,465
Current maturities of long-term debt	2,847	3,350
Income taxes payable	—	41
Accrued compensation	1,225	2,848
Other accrued liabilities	1,979	1,432
Total current liabilities	15,375	19,136
Long-term debt – net of current portion	33,220	34,668
Line of credit-net	11,418	17,905
Other long-term liabilities	871	395
Deferred tax liability	1,324	2,295
Total liabilities	62,208	74,399
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,779,147 and 9,779,147 issued and outstanding at December 29, 2019 and December 30, 2018, respectively	10	10
Additional paid-in-capital	46,011	45,881
Retained earnings (accumulated deficit)	(6,561)	2,997
Total stockholders’ equity	39,460	48,888
Total liabilities and stockholders’ equity	$101,668	$123,287

UNIQUE FABRICATING, INC.
 Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Fifty-Two Weeks Ended December 29, 2019	Fifty-Two Weeks Ended December 30, 2018
Cash flows from operating activities
Net (loss) income	$(9,068)	$3,699
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of goodwill	6,760	—
Inventory allowance	1,742	—
Depreciation and amortization	6,863	6,630
Amortization of debt issuance costs	177	147
Loss (gain) on sale of assets	68	(138)
Loss on extinguishment of debt	—	59
Bad debt adjustment	243	13
Loss (gain) on derivative instrument	578	452
Stock option expense	130	131
Deferred income taxes	(1,153)	(291)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	5,888	(3,641)
Inventory	2,584	45
Prepaid expenses and other assets	(570)	1,212
Accounts payable	(1,104)	1,008
Accrued and other liabilities	(1,117)	104
Net cash provided by operating activities	12,021	9,430
Cash flows from investing activities
Purchases of property and equipment	(2,759)	(5,393)
Proceeds from sale of property and equipment	119	904
Net cash used in investing activities	(2,640)	(4,489)
Cash flows from financing activities
Net change in bank overdraft	(1,036)	(1,251)
Proceeds from debt	1,300	10,132
Payments on term loans	(3,350)	(2,962)
(Repayment) proceeds from revolving credit facilities, net	(6,565)	(4,422)
Debt issuance costs	—	(634)
Proceeds from exercise of stock options and warrants	—	38
Distribution of cash dividends	(490)	(5,862)
Net cash used in financing activities	(10,141)	(4,962)
Net decrease in cash and cash equivalents	(760)	(21)
Cash and cash equivalents – beginning of period	1,410	1,431
Cash and cash equivalents – end of period	$650	$1,410
Supplemental disclosure of cash flow Information – cash paid for
Interest	$4,104	$3,575
Income taxes	$438	$1,339

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended December 29, 2019	Thirteen Weeks Ended December 30, 2018	Thirteen Weeks Ended December 31, 2017	Fifty-Two Weeks Ended December 29, 2019	Fifty-Two Weeks Ended December 30, 2018	Fifty-Two Weeks Ended December 31, 2017
	(In thousands)
Net (loss) income	$8	$(191)	$2,056	$(9,068)	$3,699	$6,487
Plus: Interest expense, net	706	1,345	657	4,286	3,778	2,746
Plus: Income tax (benefit) expense	635	163	(724)	37	862	1,133
Plus: Depreciation and amortization	1,768	1,683	1,616	7,041	6,630	6,320
Plus: Non-cash stock award	12	33	35	130	131	150
Plus: Non-recurring expenses	—	71	127	82	200	158
Plus: Goodwill impairment	—	—	—	6,760	—	—
Plus: Transaction fees	—	—	—	—	27	23
Plus: Management fees	56	—	—	225	—	—
Plus: Restructuring expenses	935	—	—	2,752	1,156	—
Plus: One-time consulting and licensing ERP system implementation costs	283	202	200	932	724	1,015
Plus: Debt extinguishment costs	—	59	—	—	59	—
Less: Gain on sale of building	—	(143)	—	—	(143)	—
Adjusted EBITDA	$4,403	$3,222	$3,967	$13,177	$17,123	$18,032